Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Deirdre Sena	Cynthia Hiponia
Symantec Corp.	Symantec Corp.
(310) 922-6956	(650) 527-8020
Deirdre_Sena@symantec.com	Cynthia_Hiponia@symantec.com

Symantec Announces Sale of Enterprise Security Assets for $10.7 Billion to Broadcom

Company expects to issue a $12 per share special dividend to Symantec shareholders after close of transaction

Board increases existing share repurchase authorization to $1.6 billion

Transaction enables optimized cost structure for Symantec’s consumer business to drive revenue growth, cash flow generation and earnings power

MOUNTAIN VIEW, Calif. — August 8, 2019 — Symantec Corp. (NASDAQ: SYMC), the world’s leading cyber security company, today announced it has entered into a definitive agreement to sell its Enterprise Security assets, which include the Symantec name, to Broadcom Inc. (NASDAQ: AVGO), for $10.7 billion in cash. The transaction, which was approved by Symantec’s Board of Directors, is expected to close before the end of the calendar year pending regulatory approvals.

“Symantec has a long history of offering unparalleled cyber technology,” said Daniel H. Schulman, Chairman of the Symantec Board of Directors. “It is a testament to our market leadership and dedication to the mission of making the world a safer place, that Broadcom has chosen Symantec’s Enterprise Security assets to expand their reach into cyber security. By unlocking value from Enterprise Security, we are significantly advancing our ongoing transformation strategy and positioning our consumer cyber safety business, Norton LifeLock, for success.”

“This is a transformative transaction that should maximize immediate value to our shareholders while maintaining ownership in a pure play consumer cyber safety business with predictability, growth and strong consistent profitability. In addition it allows the Enterprise Security business to grow and compete on an enterprise platform with a worldwide sales and distribution reach which can service our existing customers,” said Rick Hill, Interim President and CEO. He added, “It also allows our Norton LifeLock business, a world recognized leader in consumer and small business cyber safety to operate independently and give investors a clear understanding of the growth opportunity and strong financial performance.”

Announcement Highlights:

•                  Sale of Enterprise Security assets delivers $10.7 billion before tax

•                  The Company expects to issue a special dividend of $12.00 per share for shareholders

•                  The Board of Directors approved an increase of $1.1 billion to our remaining share repurchase authorization, while maintaining our current debt levels; the total authorization is now $1.6 billion

•                  The Company expects to increase the regular quarterly dividend to $0.125 per share after the close of the transaction, funded solely by Consumer Cyber Safety’s on-going business and with the potential to increase future dividends, after the transition period and once stranded costs are eliminated

•                  The Consumer Cyber Safety business is steady, predictable and we believe can grow at mid-single digits, generating strong cash flow and earnings

•                  This sale leaves behind underutilized assets that were not part of the transaction, including owned properties that will be monetized to cover a large portion of the estimated $1 billion cash cost to shed the estimated $1.5 billion in stranded costs. We would have been monetizing these assets as part of our overall strategy, but now we can do it while not subjecting our shareholders to the execution risk of such a major undertaking

•                  This agreement is a major win for both parties’ customers and shareholders

Upon closing of the transaction, Symantec expects to receive $10.7 billion, which is estimated to yield approximately $8.2 billion of after tax proceeds. Symantec expects to return approximately 100% of its after-tax cash proceeds in the form of a $12.00 per share special dividend to shareholders after the close of the transaction. We expect to pay the special dividend in the fourth quarter of fiscal year 2020 and will update the expected dividend timing on our next quarterly earnings call. In addition, we expect to increase our regular dividend by 67% to $0.125 per share in the quarter following the close. The Board of Directors has approved an increase to our existing share repurchase authorization up to $1.6 billion. After the transition, we believe our Norton LifeLock business can generate $1.50 annual non-GAAP earnings per share and achieve mid-single digit revenue growth year over year.

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Prior to closing we will continue to manage the Enterprise Security business to best serve our customers, while partnering with Broadcom to plan for a smooth transition.  At close, Broadcom will assume the Enterprise Security assets, including the Symantec name as part of their broad infrastructure software portfolio. In addition, at the close, we will continue to operate our industry leading and worldwide recognized Consumer Cyber Safety business which provides Device Security, Identity Threat Protection and Privacy software that protects consumers and small businesses from the ever increasing threats posed by cyber criminals around the globe.

“With a large and growing market, Norton LifeLock products address consumers’ increasing need for cyber safety,” continued Mr. Hill. “In the first quarter of fiscal year 2020, our Consumer Cyber Safety segment contributed 90% of Symantec’s total company operating income. It is our view that with an operating model focused on increased marketing investments and product development for consumer privacy, we can simultaneously grow our subscriber base and increase our annual revenue per user. We expect this asset divestiture will enable our Norton LifeLock business to grow revenue in the mid-single digits, with continued strong cash flow from operations and expanded earnings growth. It has been my honor to work with employees from every area of the Company. I can honestly say there are no more capable and driven people than these executives, managers, and employees. As we work toward closing this transaction with Broadcom, we remain committed to protecting our customers and continuing to focus on operational excellence.”

“This $10.7 billion agreement to sell our Enterprise Security assets to Broadcom delivers significant value to Symantec shareholders,” said Vincent Pilette, Executive Vice President and CFO. “In addition, we have identified approximately $1.5 billion of annual run rate expenses which we plan to eliminate over the next 12 months at a cash cost of approximately $1 billion. We believe these cash costs will be materially offset by the sale of underutilized assets such as real estate. We are focused on disciplined execution, developing a cost structure that allows us to fuel growth and continue innovation in our consumer business.”

The Board of Directors is conducting a search for a permanent CEO for the consumer business. The Board has engaged with a leading executive search firm and is considering both internal and external candidates.

The transaction is subject to regulatory approvals and other closing conditions.

Goldman Sachs & Co. LLC is serving as financial advisor, and Fenwick & West LLP is serving as legal advisor, to Symantec.

Conference Call

Management will discuss the details of this transaction and its first quarter fiscal year 2020 results on a conference call today, August 8, 2019, at 5:45 p.m. ET / 2:45 p.m. PT. Interested parties may access the conference call through Symantec’s Investor Relations website at http://investor.symantec.com/investor-relations/events-calendar/. For telephone access to the conference, call (877) 475-6198 within the United States or (970) 297-2372 from outside the United States. Please call 15 minutes early and give the operator conference ID number 8350238. Symantec today also issued a press release regarding its first quarter fiscal year 2020 results.

A replay will be available on the investor relations home page shortly after the call is completed.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec, the Symantec logo and the Checkmark logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements: This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: the timing of the completion of the transaction; the amount of net cash proceeds and the amount and distribution of a special dividend after the close of the transaction; the effects of the transaction on Symantec’s Consumer Cyber Safety business; the operating model of the consumer cyber safety business; Norton LifeLock’s future revenue growth and cash flow from operations; the annual run rate expenses associated with the enterprise business and the elimination of those expenses; the use of underutilized assets to offset transformational costs and the resulting effect on the value of our Norton LifeLock business for consumers and shareholders; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the failure to satisfy any of the conditions to the completion of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement; whether the Symantec board declares a special dividend, and its ultimate size, which is based on a number of assumptions regarding the realizable net cash proceeds from the transaction and other cash flow items; the effect of the sale of the Enterprise Security assets on Symantec’s retained businesses and products; retention of existing executive leadership team members; difficulties in improving sales execution and product development during leadership transitions; difficulties in executing a new operating model for the consumer cyber safety business; difficulties in reducing run rate expenses and eliminating underutilized assets; general business and economic conditions; matters arising out of our completed Audit Committee investigation and the ongoing U.S. Securities and Exchange Commission investigation; fluctuations and volatility in Symantec’s stock price; the ability of Symantec to successfully execute strategic plans; the ability to maintain customer and partner relationships; the ability of Symantec to achieve its cost and operating efficiency goals; the anticipated growth of certain market segments; Symantec’s sales pipeline and business strategy; fluctuations in tax rates and foreign currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and the degree to which these products gain market acceptance. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s most recent reports on Form 10-K and Form 10-Q. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

USE OF NON-GAAP FINANCIAL INFORMATION: We use non-GAAP measures to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Symantec’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of forecasted non-GAAP earnings per share guidance is not included in this press release or on the investor relations’ page of our website because it would be unreasonably burdensome to do so.